Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “2020 Form 10-K”), our quarterly reports on Form 10-Q, and our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our news releases or any other written or oral statements made by or on behalf of us, including materials posted on our website, may include, directly or by incorporation by reference, forward-looking statements that reflect our current view (as of the date the forward-looking statement is first made) about future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:

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risks arising from the COVID-19 pandemic, including the possibility that our manufacturing or distribution facilities will be required to cease operations, whether from government regulation in the United States or internationally, or from reduction in available workforce due to illness; the possibility that we could experience significant delays or disruptions in our supply of medical or pharmaceutical products resulting in an inability to fulfill customer demand; the risk that we will not be able to offset significant cost increases or that and price increases for these products could result in lost sales or customer losses or disputes; the possibility that the widespread required cancellation or deferral of elective medical procedures will result in a sustained reduction in demand for our products; and the potential for us to receive negative publicity resulting from prolonged supply shortages or our participation in industry-wide collaboration to increase the supply of personal protective equipment in the United States;

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	uncertainties relating to the pricing of generic pharmaceuticals;

•	uncertainties relating to the timing, frequency and profitability of generic pharmaceutical launches;

•	our ability to maintain the benefits of our generic pharmaceutical sourcing venture with CVS Health Corporation;

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with respect to our distribution services agreements with branded pharmaceutical manufacturers, changes in the amount of service fees we receive or, in cases where part of our compensation under these agreements is based on branded pharmaceutical price appreciation, changes in the frequency or magnitude of such price appreciation;

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changes in manufacturer approaches to pricing branded pharmaceutical products and risks related to our compensation under contractual arrangements with manufacturers being set as a percentage of the wholesale acquisition cost of branded pharmaceuticals;

•	changes in the timing or frequency of the introduction of branded pharmaceuticals;

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risks associated with the resolution and defense of the lawsuits and investigations in which we have been or will be named relating to the distribution of prescription opioid pain medication, including the risk that the outcome of these lawsuits and investigations could have a material adverse effect on our results of operations, financial condition, cash flows or liquidity;

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potential damage to our reputation, adverse operational impacts or other effects that may result from the national opioid epidemic, the allegations that have been made about our role in such epidemic and the ongoing unfavorable publicity surrounding the lawsuits and investigations against us;

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risks associated with the ongoing discussions regarding a potential global settlement of certain opioid lawsuits and investigations against us, including the risk that we could fail to reach a final settlement, that any final settlement reached could require us to pay more than we currently anticipate or could have a negative effect on our liquidity or ability to return money to shareholders and the risk that any injunctive or non-monetary remedies we may agree to could have unintended consequences;

•	potential adverse impact to our financial results from enacted and proposed state taxes or other assessments on the sale or distribution of opioid medications;

•	our high sales concentration with certain key customers, including CVS Health Corporation and OptumRx;

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costs or claims resulting from a quality issue related to the manufacture of some of our sterile surgical gowns, or other potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from recalls, remediation efforts, and related product liability claims and lawsuits, including class action lawsuits;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, certain agencies within the U.S. Department of Health and Human Services (including the U.S. Food and Drug Administration, Centers for Medicare and Medicaid Services, the Office of Inspector General and the Office for Civil Rights), the U.S. Nuclear Regulatory Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, various state boards of pharmacy, state controlled substance authorities, state health departments, state insurance departments, state Medicaid departments or comparable regulatory bodies or governmental authorities or foreign equivalents that, in each case, could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions or monetary sanctions;

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any compromise of our information systems or of those of a third-party service provider, including unauthorized access to or use or disclosure of company or customer information, disruption of access and ancillary risks associated with our ability to effectively manage any issues arising from any such compromise or disruption;

•	uncertainties related to our Medical segment's Cardinal Health Brand products, including our ability to manage cost, infrastructure and to retain margin or improve its performance;

•	risks associated with the realignment of our Medical segment's supply chain and other businesses, including our ability to achieve the expected benefits from such realignment;

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uncertainties with respect to our cost-savings initiatives or IT infrastructure activities, including the ability to achieve the expected benefits from such initiatives, the risk that we could incur unexpected charges, and the risk that we may fail to retain key personnel;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining or maintaining requisite regulatory consents, whether our own or third parties', or approvals associated with those activities;

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manufacturing disruptions, whether due to regulatory action, production quality deviations, safety issues or raw material shortages or defects, or because a key product is manufactured at a single manufacturing facility with limited alternate facilities;

•	risks arising from possible violations of healthcare fraud and abuse laws;

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risks arising from possible violations of the U.S. Foreign Corrupt Practices Act and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

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risks arising from our collecting, handling and maintaining patient-identifiable health information and other sensitive personal and financial information, which are subject to federal, state and foreign laws that regulate the use and disclosure of such information;

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risks arising from certain of our businesses being Medicare-certified suppliers or participating in other federal and state healthcare programs, such as state Medicaid programs and the federal 340B drug pricing program, which businesses are subject to accreditation and quality standards and other rules and regulations, including applicable reporting, billing, payment and record-keeping requirements;

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risks arising from certain of our businesses manufacturing pharmaceutical and medical products or repackaging pharmaceuticals that are purchased or reimbursed through, or are otherwise governed by, federal or state healthcare programs, which businesses are subject to federal and state laws that establish eligibility for reimbursement by such programs and other applicable standards and regulations;

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changes in laws or changes in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	material reductions in purchases, pricing changes, non-renewal, early termination, or delinquencies or defaults under contracts with key customers;

•	unfavorable changes to the terms or with our ability to meet contractual obligations of key customer or supplier relationships, or changes in customer mix;

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risks arising from changes in U.S. or foreign tax laws and unfavorable challenges to our tax positions and payments to settle these challenges, which may adversely affect our effective tax rate or tax payments;

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uncertainties due to possible government healthcare reform, including proposals related to Medicare drug rebate arrangements, possible repeal or replacement of major parts of the Patient Protection and Affordable Care Act, proposals related to prescription drug pricing transparency and the possible adoption of Medicare-For-All;

•	reductions or limitations on governmental funding at the state or federal level or efforts by healthcare insurance companies to limit payments for products and services;

•	changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;

•	changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits;

•	changes in hospital buying groups or hospital buying practices;

•	changes in distribution or sourcing models for pharmaceutical and medical and surgical products, including an increase in direct and limited distribution;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

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continuing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services or result in the loss of customers;

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disruption, damage or lack of access to, or failure of, our or our third-party service providers' information systems, our critical facilities, including our national logistics center, or our distribution networks;

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risks to our business and information and controls systems in the event that business process improvements, infrastructure modernizations or initiatives to use third-party service providers for key systems and processes are not effectively implemented;

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the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions, government investigations, shareholder lawsuits or other legal proceedings;

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possible losses relating to product liability lawsuits and claims regarding products for which we cannot obtain product liability insurance or for which such insurance may not be adequate to cover our losses, including the product liability lawsuits we are currently defending relating to alleged personal injuries associated with the use of Cordis inferior vena cava filter products;

•	our ability to maintain adequate intellectual property protections;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition, and uncertainties relating to our ability to achieve the anticipated results from acquisitions;

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our ability to manage and complete divestitures or other strategic business combination transactions, including our ability to find buyers or other strategic exit opportunities and risks associated with the possibility that we could experience greater dis-synergies than anticipated or otherwise fail to achieve our strategic objectives;

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increased costs for commodities and other materials used in the Medical segment manufacturing, including various components, compounds, raw materials or energy such as oil-based resins, pulp, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	bankruptcy, insolvency or other credit failure of a customer or supplier that owes us a substantial amount;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S. and international laws relating to global operations;

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uncertainties with respect to U.S. or international trade policies, tariffs, excise or border taxes and their impact on our ability to source products or materials that we need to conduct our business;

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risks associated with our use of and reliance on the global capital and credit markets, including our ability to access credit and our cost of credit, which may adversely affect our ability to efficiently fund our operations or undertake certain expenditures;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	uncertainties relating to general political, business, industry, regulatory and market conditions; and

•	other factors described in the “Risk Factors” section of the 2020 Form 10-K.
The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.